Exhibit 99.1
FOR IMMEDIATE RELEASE
CONTACT
Kristine D. Brenner
Director of Investor Relations
(810) 257-2506
kristine.brenner@citizensbanking.com
Citizens Republic Bancorp Announces Fourth Quarter 2010 Results
FLINT, MICHIGAN, January 27, 2011 — Citizens Republic Bancorp, Inc. (Nasdaq: CRBC) announced today a net loss from continuing operations of $106.2 million for the three months ended December 31, 2010, compared with net losses of $62.5 million for the third quarter of 2010 and $65.9 million for the fourth quarter of 2009. After incorporating the $5.5 million accrued but unpaid dividend to the preferred shareholder, Citizens reported a net loss attributable to common shareholders of $111.7 million for the three months ended December 31, 2010, compared with $67.9 million for the third quarter of 2010 and $70.0 million for the fourth quarter of 2009. Results for the fourth quarter of 2009 included net income from discontinued operations of $1.2 million. Diluted net loss from continuing operations per share was $0.28 for the three months ended December 31, 2010, compared with $0.17 for the third quarter of 2010 and $0.18 for the fourth quarter of 2009. For the year ended December 31, 2010, Citizens recorded a net loss from continuing operations of $289.1 million compared with a net loss from continuing operations of $505.7 million for 2009.
“Last quarter we announced a plan to accelerate the workout of certain problem assets. We are pleased with the execution of that plan during the fourth quarter and expect to substantially complete it during the first quarter of 2011,” commented Cathleen H. Nash, president and chief executive officer.
“We reduced the level of non-performing assets by 35% during the quarter. Our watchlist declined by almost 20% and delinquencies are down 25% and at their lowest level since December 2006. We have significantly reduced our balance sheet risk while maintaining strong regulatory capital levels. Our strong reserve for loan losses supports the remaining work we have to do this year,” added Ms. Nash.
“We produced solid operating results for the quarter. Net interest margin increased 10 basis points to 3.42% compared to last quarter. Pre-tax pre-provision profit totaled $32 million for the fourth quarter,” continued Ms. Nash.
“We are very pleased with the progress we made during 2010 in working through the stressed loans in our portfolio. Non-performing assets at the end of the year are at half the level of last year. Our actions should allow us to regain quarterly profitability by the third quarter of 2011,” Ms. Nash concluded.
Key Points in the Quarter:
•	In an effort to reduce overall problem asset levels, Citizens resolved $466.2 million of problem assets in the fourth quarter of 2010 through a combination of bulk sales and individual workouts, recording a provision for loan losses of $131.3 million and net charge-offs of $159.3 million.

•	Total delinquent loans at December 31, 2010 were $98.4 million, or 1.58% of total portfolio loans, a decrease of $33.1 million or 25.2% from September 30, 2010. Total nonperforming assets at December 31, 2010 were $286.6 million, a decrease of $156.7 million or 35.3% from September 30, 2010.

•	Net interest margin for the fourth quarter of 2010 was 3.42% compared with 3.32% for the third quarter of 2010.

•	Pre-tax pre-provision profit (non-GAAP) for the fourth quarter of 2010 totaled $32.1 million, compared with $36.2 million for the third quarter of 2010.

Balance Sheet
Total assets at December 31, 2010 were $10.0 billion, a decrease of $673.3 million or 6.3% from September 30, 2010 and a decrease of $2.0 billion or 16.5% from December 31, 2009. The declines were primarily due to reductions in total portfolio loans as a result of the accelerated resolution of problem assets, customer loan paydowns, loan charge-offs and weak customer demand. The decrease from 2009 was also due to the sale of Citizens’ wholly-owned subsidiary, F&M Bank-Iowa (“F&M”) during the second quarter of 2010.
Money market investments at December 31, 2010 totaled $409.1 million, a decrease of $121.1 million or 22.8% from September 30, 2010 and a decrease of $277.2 million or 40.4% from December 31, 2009. The decreases were primarily the result of using money market investments to payoff maturing wholesale funding.
Investment securities at December 31, 2010 totaled $2.5 billion, an increase of $153.9 million or 6.5% from September 30, 2010 and an increase of $333.3 million or 15.2% over December 31, 2009. Increases in investment securities were largely due to reinvesting a portion of the loan portfolio paydowns.
The following table displays total portfolio loans at quarter end for each of the last five quarters. The following definitions are provided to clarify the types of loans included in each of the commercial real estate segments identified in the table. Land hold loans are secured by undeveloped land which has been acquired for future development. Land development loans are secured by land undergoing infrastructure improvements to create finished marketable lots for commercial or residential construction. Construction loans are secured by commercial, retail and residential real estate in the construction phase with the intent to be sold or become an income producing property. Income producing loans are secured by non-owner occupied real estate leased to one or more tenants. Owner occupied loans are secured by real estate occupied by the owner.

Loan Portfolios	December 31,	September 30,	June 30,	March 31,	December 31,
(in millions)	2010	2010	2010	2010	2009

Land hold	$28.3	$37.1	$37.8	$39.3	$35.9
Land development	34.8	73.8	84.3	101.0	103.6
Construction	103.7	155.4	156.3	164.4	177.9
Income producing	1,171.0	1,382.3	1,481.7	1,532.1	1,514.0
Owner-occupied	783.0	855.1	886.1	931.5	980.1

Total commercial real estate	2,120.8	2,503.7	2,646.2	2,768.3	2,811.5
Commercial and industrial	1,474.2	1,657.4	1,686.8	1,824.8	1,921.8

Total commercial	3,595.0	4,161.1	4,333.0	4,593.1	4,733.3

Residential mortgage	756.2	800.5	858.9	877.2	1,025.2
Direct consumer	1,045.5	1,091.7	1,132.2	1,174.7	1,224.2
Indirect consumer	819.9	834.7	814.0	794.2	805.2

Total consumer	2,621.6	2,726.9	2,805.1	2,846.1	3,054.6

Total portfolio loans	$6,216.6	$6,888.0	$7,138.1	$7,439.2	$7,787.9

Decreases in total portfolio loans in the fourth quarter of 2010 compared to the prior quarters reflect the efforts of the accelerated problem asset resolution initiatives undertaken during that quarter, continued weak customer demand from credit-worthy clients, paydowns as a result of normal client activity, and charge-offs. In addition, the decline from December 31, 2009 in residential mortgage loans was primarily the result of transferring nonperforming residential mortgage loans to loans held for sale at the end of the first and third quarters of 2010. More than 90% of new mortgage originations are sold into the secondary market, resulting in minimal new loans being retained in the residential mortgage portfolio.

Loans held for sale at December 31, 2010 were $40.3 million, a decrease of $11.8 million or 22.7% from September 30, 2010 and a decrease of $39.9 million or 49.7% from December 31, 2009. The decrease from September 30, 2010 was primarily the result of a bulk loan sale of nonperforming residential mortgage loans with a book value of $9.3 million in the fourth quarter of 2010, which were transferred to loans held for sale at the end of the third quarter of 2010. The variance from both prior periods reflects declines due to the sale of commercial loans held for sale, customer paydowns, workout activities, writedowns to reflect further fair-value declines for the underlying collateral, and transfers to ORE.
Core deposits, which exclude all time deposits, totaled $4.9 billion at December 31, 2010, essentially the same levels that existed at September 30, 2010 and December 31, 2009. Time deposits totaled $2.9 billion at December 31, 2010, a decrease of $298.9 million or 9.5% from September 30, 2010 and a decrease of $844.3 million or 22.8% from December 31, 2009. The decrease from September 30, 2010 was primarily the result of a strategic reduction in brokered time deposits and rate sensitive single service retail time deposits. The decrease from December 31, 2009 was due to the aforementioned factors and retail customers shifting balances from time deposits to savings accounts. As a result of these changes in deposit balances, total deposits at December 31, 2010 were $7.7 billion, a decrease of $374.1 million or 4.6% from September 30, 2010 and a decrease of $773.9 million or 9.1% from December 31, 2009.
Other interest-bearing liabilities, which include federal funds purchased and securities sold under agreements to repurchase, other short-term borrowings, and long-term debt, totaled $1.1 billion at December 31, 2010, a decrease of $153.4 million or 12.5% from September 30, 2010 and a decrease of $477.8 million or 30.8% from December 31, 2009. The decreases were the result of a strategic reduction in long-term debt.
Capital Adequacy and Liquidity
Shareholders’ equity at December 31, 2010 totaled $1.0 billion, a decrease of $145.3 million or 12.6% from September 30, 2010 and a decrease of $319.3 million or 24.0% from December 31, 2009. The decreases were primarily the result of net losses incurred.
Citizens continues to maintain a strong capital position, and its regulatory capital ratios are above “well-capitalized” standards, as evidenced in the table below.

	Regulatory
	Minimum for				Excess Capital over
	“Well-	December 31,	September 30,	June 30,	Minimum
Capital Ratios	Capitalized”	2010	2010	2010	(in millions)

Leverage ratio	5.00%	7.71%	8.50%	8.72%	$272.8
Tier 1 capital ratio	6.00	12.11	12.41	12.79	391.8
Total capital ratio	10.00	13.50	13.80	14.17	224.9
Tier 1 common equity (non-GAAP)		6.62	7.50	8.10
Tangible equity to tangible assets (non-GAAP)		7.09	8.03	8.45
Tangible common equity to tangible assets (non-GAAP)		4.20	5.34	5.83
Citizens maintains a strong liquidity position, with substantial on- and off-balance sheet liquidity sources and a stable funding base comprised of approximately 78% deposits, 11% long-term debt, 10% equity, and 1% short-term liabilities. Citizens’ loan-to-deposit ratio, another measure of liquidity, continues to improve with levels of 80.5%, 85.0%, and 91.6% at December 31, 2010, September 30, 2010, and December 31, 2009, respectively, as a result of the decrease in outstanding loans. Securities available-for-sale and money market investments could be sold for cash to provide additional liquidity if necessary. Citizens’ parent company cash totaled $68.1 million at December 31, 2010 as compared with $109.8 million at December 31, 2009. The decrease was primarily the result of contributing $100.0 million from the parent company to the bank during the third quarter of 2010. This decrease was partially offset by $50.0 million in cash received as a result of completing the sale of F&M during the second quarter of 2010.

Net Interest Margin and Net Interest Income
Net interest margin was 3.42% for the fourth quarter of 2010 compared with 3.32% for the third quarter of 2010 and 3.13% for the fourth quarter of 2009. For the year ended December 31, 2010, net interest margin was 3.31%, compared with 2.90% for the same period of 2009. The increase in net interest margin over the third quarter of 2010 was primarily the result of declining deposit costs, the repricing of fixed rate funding to a lower rate, and reduced costs of carrying non-performing loans, partially offset by lower reinvestment rates in the investment and loan portfolios. The increases in net interest margin in the three months and year ended December 31, 2010 over the comparable periods in 2009 were primarily the result of expanding commercial and consumer loan spreads, declining deposit costs, reductions in high-cost funding, and wholesale funding repricing to lower fixed rates, partially offset by the effect of replacing declining loan balances with lower-yielding investment securities and money market investments.
Net interest income was $81.7 million for the fourth quarter of 2010, essentially unchanged over the third quarter of 2010 and the fourth quarter of 2009. For the year ended December 31, 2010, net interest income was $329.1 million, an increase of $18.6 million or 6.0% over the same period of 2009. The increase over 2009 was primarily the result of the higher net interest margin, partially offset by decreases in average earning assets. The decreases in average earning assets were due to weak loan demand in the current Midwest economic environment, partially offset by increases in investment securities and money market investments.
Credit Quality
The quality of Citizens’ loan portfolio is impacted by numerous factors, including the economic environment in the markets in which Citizens operates. Citizens carefully monitors its loans in an effort to identify and mitigate any potential credit quality issues and losses in a proactive manner. Citizens performs quarterly reviews of the non-watch commercial credit portfolio focusing on industry segments and asset classes that have or may be expected to experience stress due to economic conditions. This process seeks to validate the credit’s risk rating, underwriting structure and exposure management under current and stressed economic scenarios while strengthening these relationships and improving communication with these clients.
The following tables represent four qualitative aspects of the loan portfolio that illustrate the overall level of quality and risk inherent in the loan portfolio.
•	Delinquency Rates by Loan Portfolio — Loans where the contractual payment is 30 to 89 days past due and interest is still accruing. While these loans are actively worked to bring them current, past due loan trends may be a leading indicator of potential future nonperforming loans and charge-offs.

•	Commercial Watchlist — Commercial loans that, while still accruing interest, we believe may be at risk due to general economic conditions or changes in a borrower’s financial status and therefore require increased oversight. Watchlist loans that are in nonperforming status are included in the nonperforming assets table below.

•	Nonperforming Assets — Loans that are in nonaccrual status, loans past due 90 days or more on which interest is still accruing, restructured loans, nonperforming loans that are held for sale, and other repossessed assets acquired. The commercial loans included in this table are reviewed as part of the watchlist process in addition to the loans displayed in the commercial watchlist table below.

•	Net Charge-Offs — The portion of loans that have been charged-off during each quarter.

Delinquency Rates By Loan Portfolio	December 31, 2010		September 30, 2010		June 30, 2010		March 31, 2010		December 31, 2009
30 to 89 days past due		% of		% of		% of		% of		% of
(in millions)	$	Portfolio	$	Portfolio	$	Portfolio	$	Portfolio	$	Portfolio

Land hold	$2.2	7.90%	$—	—%	$1.3	3.34%	$0.6	1.64%	$0.6	1.56%
Land development	0.2	0.62	4.5	6.04	2.0	2.43	3.0	3.00	4.7	4.56
Construction	0.5	0.45	2.4	1.53	6.4	4.07	0.9	0.55	1.7	0.95
Income producing	20.7	1.76	35.2	2.55	22.9	1.55	51.7	3.37	40.8	2.70
Owner-occupied	14.7	1.88	18.3	2.14	16.4	1.85	13.6	1.46	25.0	2.55

Total commercial real estate	38.3	1.80	60.4	2.41	49.0	1.85	69.8	2.52	72.8	2.59
Commercial and industrial	9.0	0.61	23.8	1.43	10.3	0.61	15.1	0.83	16.9	0.88

Total commercial	47.3	1.32	84.2	2.02	59.3	1.37	84.9	1.85	89.7	1.90

Residential mortgage	15.4	2.03	14.6	1.82	20.8	2.42	21.5	2.45	22.0	2.14
Direct consumer	22.4	2.14	20.5	1.88	20.2	1.79	21.9	1.86	26.5	2.16
Indirect consumer	13.3	1.62	12.2	1.46	11.4	1.40	14.8	1.86	16.3	2.02

Total consumer	51.1	1.95	47.3	1.73	52.4	1.87	58.2	2.05	64.8	2.12

Total delinquent loans	$98.4	1.58	$131.5	1.91	$111.7	1.57	$143.1	1.92	$154.5	1.98

The decreases in total delinquencies were primarily the result of continued emphasis on proactively managing and resolving delinquent commercial and consumer loans. This marks the first time in four years that 30-89 day delinquent loans have been less than $100 million.
As part of its overall credit underwriting and review process and loss mitigation strategy, Citizens carefully monitors commercial and commercial real estate credits that are current in terms of principal and interest payments but may deteriorate in quality as economic conditions decline. Commercial relationship officers monitor their clients’ financial condition and initiate changes in loan ratings based on their findings. Loans that have migrated within the loan rating system to a level that requires increased oversight are considered watchlist loans (generally consistent with the regulatory definition of special mention, substandard, and doubtful loans) and include loans that are accruing or nonperforming (included in the other tables in this section). Citizens utilizes the watchlist process as a proactive credit risk management practice to help mitigate the migration of commercial loans to nonperforming status and potential loss. Once a loan is placed on the watchlist, it is reviewed quarterly by the chief credit officer, senior credit officers, senior market managers, and commercial relationship officers to assess cash flows, collateral valuations, guarantor liquidity, and other pertinent trends. During these meetings, action plans are implemented or reviewed to address emerging problem loans or to remove loans from the portfolio. Additionally, loans viewed as substandard or doubtful are transferred to Citizens’ special loans or small business workout groups and are subjected to more intensive monitoring and workout activity.

Commercial Watchlist	December 31, 2010		September 30, 2010		June 30, 2010		March 31, 2010		December 31, 2009
Accruing loans only		% of		% of		% of		% of		% of
(in millions)	$	Portfolio	$	Portfolio	$	Portfolio	$	Portfolio	$	Portfolio

Land hold	$21.5	76.35%	$27.6	74.32%	$27.8	73.58%	$29.0	73.73%	$24.8	68.99%
Land development	18.7	53.66	45.4	61.54	40.5	47.97	50.4	49.95	86.7	83.66
Construction	33.2	32.05	46.5	29.90	52.5	33.61	54.4	33.07	63.5	35.68
Income producing	444.5	37.96	543.7	39.33	553.9	37.38	523.5	34.17	521.4	34.44
Owner-occupied	196.9	25.15	225.7	26.40	224.1	25.29	237.0	25.44	247.2	25.22

Total commercial real estate	714.8	33.71	888.9	35.50	898.8	33.96	894.3	32.31	943.6	33.56
Commercial and industrial	347.2	23.55	432.8	26.11	445.5	26.41	484.7	26.56	473.0	24.61

Total watchlist loans	$1,062.0	29.54	$1,321.7	31.76	$1,344.3	31.02	$1,379.0	30.02	$1,416.6	29.93

Watchlist credits declined $259.7 million from the third quarter of 2010, primarily due to the accelerated resolution of problem assets in the fourth quarter, along with a decrease in the level of new inflows. Watchlist credits as of December 31, 2010 declined $354.6 million from the previous year, primarily as a result of the aforementioned resolution activities.

	December 31, 2010		September 30, 2010		June 30, 2010		March 31, 2010		December 31, 2009
Nonperforming Assets		% of		% of		% of		% of		% of
(in millions)	$	Portfolio	$	Portfolio	$	Portfolio	$	Portfolio	$	Portfolio

Land hold	$3.2	11.50%	$5.6	15.13%	$5.2	13.76%	$4.9	12.49%	$4.8	13.42%
Land development	3.1	8.82	16.0	21.64	22.3	26.48	27.1	26.86	1.0	0.92
Construction	7.5	7.21	27.4	17.65	25.0	15.99	35.2	21.39	25.2	14.19
Income producing	62.0	5.30	147.7	10.69	148.4	10.02	144.0	9.40	121.5	8.02
Owner-occupied	42.8	5.47	63.3	7.40	59.5	6.71	89.0	9.56	83.4	8.51

Total commercial real estate	118.6	5.59	260.0	10.39	260.4	9.84	300.2	10.85	235.9	8.39
Commercial and industrial	57.8	3.92	61.5	3.71	67.0	3.97	69.7	3.82	84.0	4.37

Total nonaccruing commercial	176.4	4.91	321.5	7.73	327.4	7.56	369.9	8.05	319.9	6.76

Residential mortgage	22.1	2.92	16.9	2.11	31.0	3.61	17.6	2.01	125.1	12.20
Direct consumer	12.5	1.20	15.5	1.42	18.7	1.65	16.5	1.41	21.3	1.74
Indirect consumer	1.3	0.16	1.7	0.20	1.5	0.18	2.4	0.30	2.6	0.33

Total nonaccruing consumer	35.9	1.37	34.1	1.25	51.2	1.82	36.5	1.28	149.0	4.88
Total nonaccruing loans	212.3	3.42	355.6	5.16	378.6	5.30	406.4	5.46	468.9	6.02
Loans 90+ days still accruing	1.6	0.03	1.6	0.02	1.5	0.02	2.4	0.03	3.0	0.04
Restructured loans still accruing	6.4	0.10	7.0	0.10	4.6	0.06	4.8	0.06	2.6	0.03

Total nonperforming portfolio loans	220.3	3.54	364.2	5.29	384.7	5.39	413.6	5.56	474.5	6.09
Nonperforming held for sale	24.1		38.4		44.0		95.3		65.2
Other repossessed assets acquired	42.2		40.7		43.9		47.3		54.4

Total nonperforming assets	$286.6		$443.3		$472.6		$556.2		$594.1

Commercial inflows	$110.9		$95.6		$75.9		$124.8		$101.0
Commercial outflows	(256.0)		(101.5)		(118.6)		(74.8)		(150.1)

Net change	$(145.1)		$(5.9)		$(42.7)		$50.0		$(49.1)

Nonperforming assets decreased from the third quarter of 2010 and fourth quarter of 2009, primarily due to our efforts to reduce overall problem asset levels and work through our stressed commercial real estate and residential mortgage portfolios. The nonperforming commercial loan outflows were $256.0 million in the fourth quarter of 2010, primarily due to a combination of individual workouts and a bulk sale. In addition, the decrease in nonperforming held for sale assets in the fourth quarter of 2010 was primarily the result of the aforementioned bulk sale of residential loans.

					Three Months Ended
	December 31, 2010		September 30, 2010		June 30, 2010		March 31, 2010		December 31, 2009
Net Charge-Offs		% of		% of		% of		% of		% of
(in millions)	$	Portfolio*	$	Portfolio*	$	Portfolio*	$	Portfolio*	$	Portfolio*

Land hold	$5.2	73.54%	$0.3	3.30%	$0.4	3.72%	$—	—%	$5.6	62.32%
Land development	19.7	N/M	9.0	48.29	9.8	46.68	0.1	0.49	9.7	36.97
Construction	10.0	38.44	0.4	1.10	8.7	22.23	—	—	9.5	21.21
Income producing	64.2	21.74	30.8	8.85	12.6	3.41	7.6	2.01	13.2	3.45
Owner-occupied	18.1	9.16	4.8	2.21	18.9	8.57	6.9	3.01	2.5	1.01

Total commercial real estate	117.2	21.92	45.3	7.18	50.4	7.63	14.6	2.13	40.5	5.71
Commercial and industrial	26.0	7.01	6.8	1.62	11.4	2.71	12.9	2.86	22.4	4.63

Total commercial	143.2	15.81	52.1	4.97	61.8	5.72	27.5	2.43	62.9	5.27

Residential mortgage	6.1	3.20	23.3	11.57	0.6	0.29	80.1	37.05	6.0	2.33
Direct consumer	7.1	2.70	9.8	3.56	5.5	1.96	7.1	2.44	6.1	1.97
Indirect consumer	2.9	1.39	2.2	1.05	3.3	1.61	3.2	1.63	6.3	3.10

Total consumer	16.1	2.43	35.3	5.14	9.4	1.35	90.4	12.88	18.4	2.39

Total net charge-offs	$159.3	9.46	$87.4	4.91	$71.2	3.90	$117.9	6.25	$81.3	4.05

*	Represents an annualized rate.

N/M — Not Meaningful
The increases in net charge-offs as compared with the third quarter of 2010 and the fourth quarter of 2009 were primarily the result of the resolution of certain problem assets through both bulk sale and individual workout efforts. Approximately $62.0 million in charge-offs were related to the transfer of certain nonperforming commercial loans to held for sale during the fourth quarter of 2010 that were then subsequently sold.

	December 31, 2010				September 30, 2010				December 31, 2009
Allocation of the Allowance for Loan Losses(1)	Allowance	Related	% of	% of	Allowance	Related	% of	% of	Allowance	Related	% of	% of
(in millions)	Amount	NPL(2)	NPL	Portfolio(3)	Amount	NPL(2)	NPL	Portfolio (3)	Amount	NPL(2)	NPL	Portfolio (3)

Specific allocated allowance:
Commercial and industrial	$9.5	$43.5	21.8%		$11.2	$44.3	25.3%		$16.3	$65.2	25.0%
Commercial real estate	23.5	98.4	23.9		48.7	230.7	21.1		29.6	208.3	14.2
Residential mortgage	1.1	5.4	20.7		1.0	4.9	19.9		6.9	30.9	22.4
Direct consumer	0.1	1.2	11.0		—	—	—		—	—	—

Total specific allocated allowance	34.2	148.5	23.1		60.9	279.9	21.7		52.8	304.4	17.3

Risk allocated allowance:
Commercial and industrial	33.5	16.3	205.0	2.3%	46.0	18.8	244.9	2.9%	40.2	21.8	184.4	2.2%
Commercial real estate (CRE)	99.1	22.7	436.4	4.9	116.1	31.8	365.1	5.1	116.4	27.6	421.9	4.5
Incremental risk allocated allowance — CRE	29.5	—	N/M	N/M	—	—	N/M	N/M	—	—	N/M	N/M
Residential mortgage	46.5	18.6	250.4	6.2	47.3	15.6	303.0	5.9	50.6	95.6	53.0	5.1
Direct consumer	32.1	12.9	248.6	3.1	31.2	16.4	190.5	2.9	33.0	22.0	149.7	2.7
Indirect consumer	16.6	1.3	N/M	2.0	17.4	1.7	N/M	2.1	39.5	3.1	N/M	4.9

Total risk allocated allowance	257.3	71.8	358.2	4.2	258.0	84.3	306.2	3.9	279.7	170.1	164.4	3.7

Total	291.5				318.9				332.5
General valuation allowance	4.5				5.1				6.4

Total	$296.0	$220.3	134.4	4.8	$324.0	$364.2	89.0	4.7	$338.9	$474.5	71.4	4.4

N/M — Not Meaningful

(1)	The allocation of the allowance for loan losses in the above table is based upon ranges of estimates and is not intended to imply either limitations on the usage of the allowance or precision of the specific amounts. Citizens does not view the allowance for loan losses as being divisible among the various categories of loans. The entire allowance is available to absorb any future losses without regard to the category or categories in which the charged-off loans are classified.

(2)	Related NPL amounts in risk allocated allowances include restructured loans and still accruing and loans 90+ days still accruing but classified as nonperforming.

(3)	The portfolio balance of the loans with a specific allocated allowance is equal to the Related NPL for said loans.
The allowance for loan losses was $296.0 million or 134.4% of nonperforming portfolio loans at December 31, 2010, compared with $324.0 million or 89.0% at September 30, 2010 and $338.9 million or 71.4% at December 31, 2009. The decreases in amount were primarily the result of an overall decrease in loan balances, an improvement in risk mix of the commercial portfolio, and the continuing stability in both portfolio and economic trends, as well as lower reserves identified for specific commercial loans. These decreases were partially offset by an incremental risk allocated allowance recorded in the fourth quarter of 2010 associated with the accelerated workout of commercial real estate loans.
The allowance as a percentage of nonperforming loans at December 31, 2010 increased from September 30, 2010 and December 31, 2009 primarily as a result of loss reserves having remained relatively stable while nonperforming loans declined 35.3% and 51.8%, respectively. While nonperforming loans declined over both periods, other factors that affect the risk allocated allowance such as credit metrics, delinquencies, the depressed real estate market and the accelerated workout of commercial real estate loans made it appropriate to maintain the allowance at this level.
After determining what Citizens believes is an appropriate allowance for loan losses based on the risk in the portfolio, the provision for loan losses is calculated as a result of the net effect of the quarterly change in the allowance for loan losses and the quarterly net charge-offs. The provision for loan losses was $131.3 million in the fourth quarter of 2010, compared with $89.6 million in the third quarter of 2010 and $84.0 million in the fourth quarter of 2009. The increases were primarily due to the additional charge-offs related to the aforementioned sale of nonperforming commercial loans and the incremental risk allocated allowance during the fourth quarter of 2010.
Noninterest Income
Noninterest income for the fourth quarter of 2010 was $24.0 million, a decrease of $1.9 million or 7.4% from the third quarter of 2010 and an increase of $9.8 million or 68.3% over the fourth quarter of 2009. Noninterest income for the year ended December 31, 2010 totaled $94.7 million, an increase of $31.5 million or 49.9% over the same period of 2009.
The decrease in noninterest income over the third quarter of 2010 included higher losses on loans held for sale, a decrease in other income and lower deposit service charges, partially offset by higher mortgage and other loan income and higher trust fees. The increase in losses on loans held for sale was primarily the result of the sale of commercial real estate loans in the fourth quarter of 2010, partially offset by a gain on the sale of residential mortgage loans in the same quarter. The decrease in other income was primarily the result of lower unrealized gains on deferred compensation plans and interest income received in the third quarter of 2010 for refunds of previous years’ tax returns, partially offset by an increase in interest rate swap income recognition in the fourth quarter of 2010. The decrease in service charges on deposit accounts was primarily the result of lower customer transaction volume. The increase in mortgage and other loan income was primarily the result of higher residential mortgage origination volume. The increase in trust fees was directly related to improved conditions in the debt and equity markets.
The increase in noninterest income over the fourth quarter of 2009 was primarily the result of lower losses on loans held for sale and an increase in other income. The decrease in losses on loans held for sale was primarily the result of additional writedowns incurred in the fourth quarter of 2009 to reflect market-value declines for the underlying collateral. The increase in other income was primarily the result of interest rate swap income recognition.
The increase in noninterest income over the year ended 2009 was primarily a result of the net loss on the extinguishment of debt in connection with the exchange offers completed on September 30, 2009 as well as higher gains on investment securities in 2010.
Noninterest Expense
Noninterest expense for the fourth quarter of 2010 was $77.2 million, an increase of $2.5 million or 3.3% from the third quarter of 2010 and a decrease of $4.1 million or 5.1% from the fourth quarter of 2009. Noninterest expense for the year ended December 31, 2010 totaled $307.1 million, a decrease of $278.1 million or 47.5% from the same period of 2009. The year ended December 31, 2009 included a $256.3 million goodwill impairment charge.
The increase in noninterest expense from the third quarter of 2010 was primarily the result of higher other expense and higher other loan expense, partially offset by a decrease in losses on other real estate. The increase in other expenses was primarily the result of a reduction of telephone expense incurred in the third quarter of 2010 related to a refund of excise tax on telephone expenses incurred prior to 2006, higher fraud and other losses and additional use tax expense. The increase in other loan expense was primarily the result of higher provision for off-balance sheet credit losses as well as higher mortgage processing fees as a result of higher residential mortgage origination volume. The decline in losses on other real estate was primarily the result of additional writedowns incurred in the third quarter of 2010 to reflect fair-value declines for the underlying collateral.
The decrease in noninterest expense from the fourth quarter of 2009 was primarily the result of lower losses on other real estate, partially offset by increases in salaries and employee expense and occupancy expense. The decline in losses on other real estate was primarily the result of additional writedowns incurred in the fourth quarter of 2009 to reflect fair-value declines for the underlying collateral. The increase in salaries and benefits was primarily the result of higher severance expense and benefits related to those agreements, higher commission-based compensation, as well as higher pension costs.
The decrease in noninterest expense in the year ended December 31, 2010 compared to 2009 was primarily the result of the goodwill impairment charge of $256.3 million in the second quarter of 2009, lower salaries and employee benefits, and lower other loan expenses. The decline in salaries and employee benefits was primarily due to lower staffing levels in 2010 and suspending employer contributions to the 401(k) plan in 2009. Lower other loan expense was primarily the result of lower commercial and residential mortgage origination volume and foreclosure-related expenses.
Citizens had 2,026 full-time equivalent employees at December 31, 2010 compared with 2,039 at September 30, 2010 and 2,053 at December 31, 2009.
Income Tax Provision (Benefit)
The income tax provision for the fourth quarter of 2010 was $3.4 million, compared with a provision of $5.6 million for the third quarter of 2010 and a benefit of $3.3 million for the fourth quarter of 2009. Income tax provision for the year ended December 31, 2010 totaled $12.9 million, compared with a benefit of $29.6 million from the same period of 2009. The variances were primarily the result of alternative minimum tax calculations.

Pre-Tax Pre-Provision Profit (non-GAAP)
The following table displays pre-tax pre-provision profit (non-GAAP) for each of the last five quarters.

	Three Months Ended
Pre-Tax Pre-Provision Profit (non-GAAP)	December 31,	September 30,	June 30,	March 31,	December 31,
(in thousands)	2010	2010	2010	2010	2009

Loss from continuing operations	$(106,154)	$(62,471)	$(44,456)	$(76,023)	$(65,883)
Income tax provision (benefit) from continuing operations	3,383	5,628	3,700	147	(3,307)
Provision for loan losses	131,296	89,617	70,614	101,355	84,007
Investment securities losses (gains)	171	—	(8,051)	(6,016)	—
Fair-value adjustment on loans held for sale	3,069	1,441	8,405	7,702	8,724
Fair-value adjustment on ORE	930	1,967	3,778	6,763	8,089
Fair-value adjustment on bank owned life insurance (1)	(105)	(159)	280	(83)	(19)
Fair-value adjustment on swaps (1)	(535)	202	279	836	1,449

Pre-Tax Pre-Provision Profit (non-GAAP)	$32,055	$36,225	$34,549	$34,681	$33,060

(1)	Fair-value adjustment amounts contained in line item “Other income” on Consolidated Statements of Operations
Other Developments
On January 19, 2011, Citizens received a notice from The Nasdaq Stock Market stating that the minimum bid price of Citizens’ common stock continued to be below $1.00 per share and that Citizens had therefore not regained compliance with Nasdaq Marketplace Rule 5450(a)(1) following receipt of the previously disclosed initial notification of noncompliance from The Nasdaq Stock Market, dated July 19, 2010. The notification letter does not affect the listing of Citizens’ common stock on The Nasdaq Capital Market at this time and it will continue to trade under the symbol CRBC.
The notification letter states that Citizens will be afforded an additional 180 calendar days, or until July 18, 2011, to regain compliance with the minimum closing bid price requirement. To regain compliance, the closing bid price of Citizens’ common stock must meet or exceed $1.00 per share for at least ten consecutive business days. If Citizens does not regain compliance by July 18, 2011, Nasdaq will provide a written notification that Citizens’ common stock will be delisted. Citizens may appeal the determination to delist at that time and submit a plan of compliance to The Nasdaq Stock Market, which would temporarily stay any delisting action.
Citizens intends to actively monitor the bid price for its common stock and is considering available options to resolve the deficiency and regain compliance with the Nasdaq minimum bid price requirement.
Conference Call
Citizens’ senior management will review the quarter’s results in a conference call at 10:00 a.m. ET on Friday, January 28, 2011. A live audio webcast is available on Citizens’ investor relations page at www.citizensbanking.com or by calling (800) 862-9098 (conference ID: Citizens Republic). To participate in the conference call, please connect approximately 10 minutes prior to the scheduled conference time.
The call will be archived for 90 days at www.citizensbanking.com. In addition, a digital recording will be available approximately two hours after the completion of the conference call until February 4, 2011. To listen to the replay, please dial (800) 723-0528.
Discontinued Operations
As a result of the sale of Citizens’ wholly-owned subsidiary, F&M during the second quarter of 2010, the financial condition and operating results for this subsidiary have been segregated from the financial condition and operating results of Citizens’ continuing operations throughout this release and, as such, are presented as a discontinued operation. While all prior periods have been revised retrospectively to align with this treatment, these changes do not affect Citizens’ reported consolidated financial condition or net income for any of the prior periods.
Use of Non-GAAP Financial Measures
In addition to results presented in accordance with generally accepted accounting principles (“GAAP”), this release includes non-GAAP financial measures such as tangible equity to tangible assets ratio, tangible common equity to tangible assets ratio, Tier 1 common equity ratio, pre-tax pre-provision profit, net interest margin, and the efficiency ratio. Citizens believes these non-GAAP financial measures provide additional information that is useful to investors in understanding the underlying performance of Citizens, its business, and performance trends and such measures help facilitate performance comparisons with others in the banking industry. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. Readers should be aware of these limitations and should be cautious as to their use of such measures. To mitigate these limitations, Citizens has procedures in place to ensure that these measures are calculated using the appropriate GAAP or regulatory components in their entirety and to ensure that Citizens’ performance is properly reflected to facilitate consistent period-to-period comparisons. Although Citizens believes the above non-GAAP financial measures disclosed in this release enhance investors’ understanding of its business and performance, these non-GAAP measures should not be considered in isolation, or as a substitute for GAAP basis financial measures.
Tangible Equity, Tangible Common Equity and Tier 1 Common Equity Ratios (non-GAAP financial measures)
Citizens believes the exclusion of goodwill and other intangible assets to create “tangible assets” and “tangible equity” facilitates the comparison of period to period results for ongoing business operations. Citizens’ management internally assesses the company’s performance based, in part, on these non-GAAP financial measures. The tangible common equity ratio and Tier 1 common equity ratio have become a focus of some investors and management believes that these ratios may assist investors in analyzing Citizens’ capital position absent the effects of intangible assets and preferred stock. Because tangible common equity and Tier 1 common equity are not formally defined by GAAP or codified in the federal banking regulations, these measures are considered to be non-GAAP financial measures. Because analysts and banking regulators may assess Citizens’ capital adequacy using tangible common equity and Tier 1 common equity, Citizens believes that it is useful to provide investors the ability to assess its capital adequacy on the same bases. Tier 1 common equity is often expressed as a percentage of net risk-weighted assets. Under the risk-based capital framework, a bank’s balance sheet assets and credit equivalent amounts of off-balance sheet items are assigned to one of four broad risk categories. The aggregated dollar amount in each category is then multiplied by the risk weight assigned to that category. The resulting weighted values from each of the four categories are added together and this sum is the risk-weighted assets total that, as adjusted, comprises the denominator of certain risk-based capital ratios. Tier 1 capital is then divided by this denominator (net risk-weighted assets) to determine the Tier 1 capital ratio. Adjustments are made to Tier 1 capital to arrive at Tier 1 common equity as shown in the Non-GAAP Reconciliation Table later in this release. The amounts disclosed as net risk-weighted assets are calculated consistent with banking regulatory requirements.
Pre-tax Pre-Provision Profit (non-GAAP financial measure)
Pre-tax pre-provision profit (“PTPP”), as defined by Citizens’ management represents total revenue (total net interest income and noninterest income) excluding any securities gains/losses, fair-value adjustments on loans held for sale, interest rate swaps, and bank owned life insurance, less noninterest expense excluding any goodwill impairment charges, credit writedowns, fair-value adjustments and special assessments. While certain of these items are an integral part of Citizens’ banking operations, in each case, the excluded items are items that management believes are particularly impacted by economic stress or significant changes in the credit cycle and are therefore likely to make it more difficult to understand our underlying performance trends and the ability of our banking operations to generate revenue. Net interest income, noninterest income and noninterest expense are all calculated in accordance with GAAP and are presented in the consolidated statement of operations. While noninterest income and noninterest expense are adjusted for the specific items listed above in the calculation of PTPP, these adjustments represent the excluded items in their entirety for each period presented to better facilitate period to period comparisons.

Viewed together with Citizens’ GAAP results, PTPP provides management, investors and others with a useful metric to evaluate and better understand trends in Citizens’ period-to-period earnings power and ability to generate capital to cover credit losses, in each case exclusive of the effects of the current and recent economic stress and the credit cycle. As recent results for the banking industry demonstrate, loan charge-offs, related credit provision, and credit writedowns can vary significantly from period to period, making a measure that helps isolate the impact of credit costs on profitability all the more important to investors. The “Credit Quality” section of this release isolates the challenges and issues related to the credit quality of Citizens’ loan portfolio and their impact on Citizens’ earnings as reflected in the provision for loan losses.
A portion of the compensation awarded to Citizens’ Named Executive Officers and certain other management employees for their performance in 2009 and 2010 is measured against a PTPP performance target (as defined above) as Citizens believes that PTPP is a key measurement that helps keep revenue generation as a focus for its business and a particularly valuable measure during challenging credit cycles. Based on 2009 full-year results, the total cash compensation award linked to PTPP was $0.1 million. Additionally during 2009, approximately 234,000 shares of restricted stock were granted, which vest only if both the PTPP performance condition and the GAAP net income performance condition are met. Based on 2010 full year results, the total potential cash compensation award linked to PTPP is $1.1 million, payable in early 2011. Additionally, during 2010, approximately 1,129,000 shares of restricted stock and restricted stock units were granted which have a two-year vesting period based partially on PTPP results and partially on total provision expense. The grants are designed so that a portion of the compensation is based on provision expense while the remainder does not depend on management’s performance with regard to managing loan losses, securities impairments, and other asset impairments.
Like all non-GAAP metrics, PTPP’s usefulness is inherently limited. Because Citizens’ calculation of PTPP may differ from the calculation of similar measures used by other bank holding companies, PTPP should be used to determine and evaluate period to period trends in Citizens’ performance and in comparison to Citizens’ loan charge-offs, related credit provision, and credit writedowns, rather than in comparison to non-GAAP metrics used by other companies. In addition, investors should bear in mind that income tax expense (benefit), the provision for loan losses, and the other items excluded from revenues and expenses in the PTPP calculation are recurring and integral expenses to Citizens’ banking operations, and that these expenses will still accrue under GAAP, thereby reducing GAAP earnings and, ultimately, shareholders’ equity.
Net Interest Margin and Efficiency Ratio (non-GAAP financial measures)
In accordance with industry standards, certain designated net interest income amounts are presented on a taxable equivalent basis, including the calculation of net interest margin and the efficiency ratio. Citizens believes the presentation of net interest margin on a taxable equivalent basis using a 35% effective tax rate allows comparability of net interest margin with industry peers by eliminating the effect of the differences in portfolios attributable to the proportion represented by both taxable and tax-exempt investments. See the Selected Quarterly Information Table, the Non-GAAP Reconciliation Table, and the Average Balances, Yields and Rates Table later in this release for additional information.
Corporate Profile
Citizens Republic Bancorp, Inc. is a diversified financial services company providing a wide range of commercial, consumer, mortgage banking, trust and financial planning services to a broad client base. Citizens serves communities in Michigan, Ohio, Wisconsin, and Indiana with 218 offices and 252 ATMs. Citizens is the largest bank holding company headquartered in Michigan with roots dating back to 1871 and is the 52nd largest bank holding company headquartered in the United States. More information about Citizens is available at www.citizensbanking.com.
Safe Harbor Statement
Discussions and statements in this release that are not statements of historical fact, including without limitation, statements that include terms such as “will,” “may,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “project,” “intend,” and “plan,” and statements regarding Citizens’ future financial and operating results, plans, objectives, expectations and intentions, are forward-looking statements that involve risks and uncertainties, many of which are beyond Citizens’ control or are subject to change. No forward-looking statement is a guarantee of future performance and actual results could differ materially.

As an example, although we expect to substantially complete our problem assets resolution efforts in the first quarter of 2011, clients may be unwilling or unable to repay Citizens on a timely basis or renegotiate their loans, or there may be no market for Citizens to exit these loans or economic conditions could result in a more significant increase in nonperforming loans than expected. If any of these conditions occurs, Citizens may not be able to substantially complete the resolution of problem assets during the expected time frame, which could have a negative impact on its capital, results of operations and financial position, and could delay Citizens’ return to profitability.
Other factors that could cause or contribute to actual results differing materially for Citizens’ expectations include risks and uncertainties detailed from time to time in Citizens’ annual and quarterly filings with the SEC, which are available at the SEC’s web site www.sec.gov. Other factors not currently anticipated may also materially and adversely affect Citizens’ results of operations, cash flows, financial position and prospects. There can be no assurance that future results will meet expectations. While Citizens believes that the forward-looking statements in this release are reasonable, you should not place undue reliance on any forward-looking statement. In addition, these statements speak only as of the date made. Citizens does not undertake, and expressly disclaims any obligation to update or alter any statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Consolidated Balance Sheets (Unaudited)
Citizens Republic Bancorp and Subsidiaries

	December 31,	September 30,	December 31,
(in thousands)	2010	2010	2009

Assets
Cash and due from banks	$127,585	$142,025	$156,093
Money market investments	409,079	530,169	686,285
Investment Securities:
Securities available for sale, at fair value	2,049,528	2,258,452	2,076,794
Securities held to maturity, at amortized cost (fair value of $469,421, $118,155 and $116,368, respectively)	474,832	112,029	114,249

Total investment securities	2,524,360	2,370,481	2,191,043
FHLB and Federal Reserve stock	143,873	157,304	155,084
Portfolio loans:
Commercial and industrial	1,474,227	1,657,383	1,921,755
Commercial real estate	2,120,735	2,503,685	2,811,539

Total commercial	3,594,962	4,161,068	4,733,294
Residential mortgage	756,245	800,521	1,025,248
Direct consumer	1,045,530	1,091,704	1,224,182
Indirect consumer	819,865	834,712	805,181

Total portfolio loans	6,216,602	6,888,005	7,787,905
Less: Allowance for loan losses	(296,031)	(324,046)	(338,940)

Net portfolio loans	5,920,571	6,563,959	7,448,965
Loans held for sale	40,347	52,191	80,219
Premises and equipment	104,714	106,272	110,703
Goodwill	318,150	318,150	318,150
Other intangible assets	10,454	11,306	14,378
Bank owned life insurance	217,757	218,056	220,190
Other assets	148,755	168,991	214,560
Assets of discontinued operations	—	—	335,961

Total assets	$9,965,645	$10,638,904	$11,931,631

Liabilities
Noninterest-bearing deposits	$1,325,383	$1,297,579	$1,288,303
Interest-bearing demand deposits	947,953	947,126	1,055,290
Savings deposits	2,600,750	2,704,589	2,460,114
Time deposits	2,852,748	3,151,652	3,697,056

Total deposits	7,726,834	8,100,946	8,500,763
Federal funds purchased and securities sold under agreements to repurchase	41,699	42,334	32,900
Other short-term borrowings	620	710	6,900
Other liabilities	152,072	152,531	124,718
Long-term debt	1,032,689	1,185,322	1,512,987
Liabilities of discontinued operations	—	—	422,327

Total liabilities	8,953,914	9,481,843	10,600,595
Shareholders’ Equity
Preferred stock — no par value	278,300	276,676	271,990
Common stock — no par value	1,431,829	1,431,314	1,429,771
Retained deficit	(678,242)	(566,543)	(363,632)
Accumulated other comprehensive (loss) income	(20,156)	15,614	(7,093)

Total shareholders’ equity	1,011,731	1,157,061	1,331,036

Total liabilities and shareholders’ equity	$9,965,645	$10,638,904	$11,931,631

Consolidated Statements of Operations (Unaudited)
Citizens Republic Bancorp and Subsidiaries

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in thousands, except per share amounts)	2010	2009	2010	2009

Interest Income
Interest and fees on loans	$91,785	$107,730	$390,587	$449,067
Interest and dividends on investment securities:
Taxable	17,603	17,333	72,545	73,796
Tax-exempt	3,304	5,903	16,035	25,074
Dividends on FHLB and Federal Reserve stock	1,013	750	3,776	4,216
Money market investments	319	368	1,501	1,257

Total interest income	114,024	132,084	484,444	553,410

Interest Expense
Deposits	19,587	32,027	98,526	151,511
Short-term borrowings	19	33	80	193
Long-term debt	12,687	18,112	56,774	91,257

Total interest expense	32,293	50,172	155,380	242,961

Net Interest Income	81,731	81,912	329,064	310,449
Provision for loan losses	131,296	84,007	392,882	323,820

Net interest loss after provision for loan losses	(49,565)	(2,095)	(63,818)	(13,371)

Noninterest Income
Service charges on deposit accounts	10,072	10,826	40,336	42,116
Trust fees	4,135	4,211	15,603	14,784
Mortgage and other loan income	3,109	2,556	10,486	12,393
Brokerage and investment fees	1,264	1,061	4,579	5,194
ATM network user fees	1,825	1,631	7,057	6,283
Bankcard fees	2,325	1,879	8,859	7,714
Net loss on loans held for sale	(3,069)	(8,724)	(20,617)	(20,086)
Net loss on debt extinguishment	—	—	—	(15,929)
Investment securities (losses) gains	(171)	—	13,896	5
Other income	4,538	834	14,460	10,659

Total noninterest income	24,028	14,274	94,659	63,133
Noninterest Expense
Salaries and employee benefits	32,294	30,012	126,384	135,389
Occupancy	6,834	6,155	26,963	26,723
Professional services	2,945	2,991	10,550	11,877
Equipment	3,355	2,988	12,482	11,714
Data processing services	4,636	4,772	18,734	17,692
Advertising and public relations	1,512	1,551	6,530	7,113
Postage and delivery	1,075	1,286	4,571	5,525
Other loan expenses	5,431	5,631	20,311	24,553
Losses on other real estate (ORE)	930	8,089	13,438	23,312
ORE expenses	1,653	1,281	4,970	4,389
Intangible asset amortization	851	1,173	3,923	7,036
Goodwill impairment	—	—	—	256,272
Other expense	15,718	15,440	58,231	53,544

Total noninterest expense	77,234	81,369	307,087	585,139

Loss from Continuing Operations Before Income Taxes	(102,771)	(69,190)	(276,246)	(535,377)
Income tax provision (benefit) from continuing operations	3,383	(3,307)	12,858	(29,633)

Loss from Continuing Operations	(106,154)	(65,883)	(289,104)	(505,744)
Discontinued operations:
Income (loss) from discontinued operations (net of income tax)	—	1,155	(3,821)	(8,469)

Net Loss	(106,154)	(64,728)	(292,925)	(514,213)
Dividend on redeemable preferred stock	(5,545)	(5,253)	(21,685)	(19,777)

Net Loss Attributable to Common Shareholders	$(111,699)	$(69,981)	$(314,610)	$(533,990)

Loss Per Share from Continuing Operations
Basic	$(0.28)	$(0.18)	$(0.79)	$(2.71)
Diluted	(0.28)	(0.18)	(0.79)	(2.71)
Loss Per Share from Discontinued Operations
Basic	$—	$—	$(0.01)	$(0.04)
Diluted	—	—	(0.01)	(0.04)
Net Loss Per Common Share:
Basic	$(0.28)	$(0.18)	$(0.80)	$(2.75)
Diluted	(0.28)	(0.18)	(0.80)	(2.75)
Average Common Shares Outstanding:
Basic	394,044	393,774	393,921	193,833
Diluted	394,044	393,774	393,921	193,833

	December 31,	September 30,	June 30,	March 31,	December 31,
Selected Quarterly Information	2010	2010	2010	2010	2009

Summary of Operations (in thousands)
Net interest income	$81,731	$81,558	$84,586	$81,189	$81,912
Provision for loan losses	131,296	89,617	70,614	101,355	84,007
Noninterest income (1)	24,028	25,956	22,282	22,393	14,274
Noninterest expense	77,234	74,740	77,010	78,103	81,369
Income tax provision (benefit) from continuing operations	3,383	5,628	3,700	147	(3,307)
Loss from continuing operations	(106,154)	(62,471)	(44,456)	(76,023)	(65,883)
Discontinued operations (after tax)	—	—	5,151	(8,973)	1,155
Net loss	(106,154)	(62,471)	(39,305)	(84,996)	(64,728)
Net loss attributable to common shareholders (2)	(111,699)	(67,922)	(44,711)	(90,278)	(69,981)
Taxable equivalent adjustment, continuing operations	2,247	2,372	2,605	3,357	3,721

Per Common Share Data
Net loss from continuing operations:
Basic	$(0.28)	$(0.17)	$(0.12)	$(0.21)	$(0.18)
Diluted	(0.28)	(0.17)	(0.12)	(0.21)	(0.18)
Discontinued operations:
Basic	$—	$—	$0.01	$(0.02)	$—
Diluted	—	—	0.01	(0.02)	—
Net loss:
Basic	$(0.28)	$(0.17)	$(0.11)	$(0.23)	$(0.18)
Diluted	(0.28)	(0.17)	(0.11)	(0.23)	(0.18)
Common book value	1.85	2.22	2.37	2.46	2.69
Tangible book value (non-GAAP)	1.72	2.08	2.24	2.28	2.50
Tangible common book value (non-GAAP)	1.02	1.39	1.54	1.59	1.81
Shares outstanding, end of period (000)	397,167	397,071	396,979	394,392	394,397

At Period End, Continuing Operations (in millions)
Assets	$9,966	$10,639	$10,834	$11,328	$11,596
Earning assets	9,303	9,932	10,098	10,595	10,864
Portfolio loans	6,217	6,888	7,138	7,439	7,788
Allowance for loan losses	296	324	322	322	339
Deposits	7,727	8,101	8,222	8,481	8,501
Shareholders’ equity	1,012	1,157	1,218	1,244	1,331

Average for the Quarter, Continuing Operations (in millions)
Assets	$10,468	$10,803	$11,156	$11,575	$11,616
Earning assets	9,769	10,065	10,432	10,839	10,874
Portfolio loans	6,682	7,059	7,318	7,654	7,964
Allowance for loan losses	324	322	322	336	337
Deposits	7,965	8,198	8,431	8,544	8,353
Shareholders’ equity	1,145	1,215	1,239	1,323	1,392

Financial Ratios, Continuing Operations (annualized)
Return on average assets	(4.02)%	(2.29)%	(1.60)%	(2.66)%	(2.25)%
Return on average shareholders’ equity	(36.78)	(20.40)	(14.40)	(23.30)	(18.77)
Average shareholders’ equity / average assets	10.94	11.25	11.10	11.43	11.99
Net interest margin (FTE) (3)	3.42	3.32	3.35	3.14	3.13
Efficiency ratio (non-GAAP) (4)	71.39	68.02	75.93	77.39	81.45
Allowance for loan losses as a percent of portfolio loans	4.76	4.70	4.51	4.33	4.35
Allowance for loan losses as a percent of nonperforming loans	134.39	88.98	83.67	77.94	71.43
Allowance for loan losses as a percent of nonperforming assets	103.30	73.10	68.11	57.96	57.05
Nonperforming loans as a percent of portfolio loans	3.54	5.29	5.39	5.56	6.09
Nonperforming assets as a percent of portfolio loans plus ORAA (5)	4.55	6.35	6.53	7.32	7.50
Nonperforming assets as a percent of total assets	2.88	4.17	4.36	4.91	5.12
Net loans charged off as a percent of average portfolio loans (annualized)	9.46	4.91	3.90	6.25	4.05
Leverage ratio	7.71	8.50	8.72	8.47	9.21
Tier 1 capital ratio	12.11	12.41	12.79	12.12	12.52
Total capital ratio	13.50	13.80	14.17	13.49	13.93

(1)	Noninterest income includes a gain on investment securities of $8.0 million and $6.0 million in the second and the first quarter of 2010, respectively.

(2)	Net loss attributable to common shareholders includes a non-cash dividend to preferred shareholders of $5.5 million, $5.4 million, $5.3 million and $5.4 million in the fourth, third, second and first quarters of 2010, respectively, and $5.3 million in the fourth quarter of 2009.

(3)	Net interest margin is presented on an annual basis, includes taxable equivalent adjustments to interest income and is based on a tax rate of 35%.

(4)	The Efficiency ratio (non-GAAP) measures how efficiently a bank spends its revenues. The formula is: (Noninterest expense — Goodwill impairment)/(Net interest income + taxable equivalent adjustment + Total noninterest income — Investment securities (losses) gains).

(5)	Other real estate assets acquired (“ORAA”) includes loans held for sale.

	December 31,	September 30,	June 30,	March 31,	December 31,
Non-GAAP Reconciliation	2010	2010	2010	2010	2009

Efficiency Ratio (non-GAAP) (in thousands)
Net interest income (A)	$81,731	$81,558	$84,586	$81,189	$81,912
Taxable equivalent adjustment (B)	2,247	2,372	2,605	3,357	3,721
Investment securities (losses) gain (C)	(171)	—	8,051	6,016	—
Noninterest income (D)	24,028	25,956	22,282	22,393	14,274
Noninterest expense (E)	77,234	74,740	77,010	78,103	81,369
Efficiency ratio: E/(A+B-C+D) (non-GAAP)	71.39%	68.02%	75.93%	77.39%	81.45%

Ending Balances (in millions)
Tangible Common Equity to Tangible Assets
Total assets(1)	$9,966	$10,639	$10,834	$11,652	$11,932
Goodwill(2)	(318)	(318)	(318)	(331)	(331)
Other intangible assets	(11)	(11)	(12)	(13)	(14)

Tangible assets (non-GAAP)	$9,637	$10,310	$10,504	$11,308	$11,587

Total shareholders’ equity	$1,012	$1,157	$1,218	$1,244	$1,331
Goodwill(2)	(318)	(318)	(318)	(331)	(331)
Other intangible assets	(11)	(11)	(12)	(13)	(14)

Tangible equity (non-GAAP)	$683	$828	$888	$900	$986

Tangible equity	$683	$828	$888	$900	$986
Preferred stock	(278)	(277)	(275)	(274)	(272)

Tangible common equity (non-GAAP)	$405	$551	$613	$626	$714

Tier 1 Common Equity
Total shareholders’ equity	$1,012	$1,157	$1,218	$1,244	$1,331
Qualifying capital securities	74	74	74	74	74
Goodwill(2)	(318)	(318)	(318)	(331)	(331)
Accumulated other comprehensive loss (income)	20	(16)	(10)	6	7
Other intangible assets	(11)	(11)	(12)	(13)	(14)

Tier 1 capital (regulatory)	$777	$886	$952	$980	$1,067

Tier 1 capital (regulatory)	$777	$886	$952	$980	$1,067
Qualifying capital securities	(74)	(74)	(74)	(74)	(74)
Preferred stock	(278)	(277)	(275)	(274)	(272)

Total Tier 1 common equity (non-GAAP)	$425	$535	$603	$632	$721

Net risk-weighted assets (regulatory)(3)	$6,417	$7,133	$7,432	$8,083	$8,541

Equity to assets	10.15%	10.88%	11.24%	10.68%	11.16%
Tier 1 common equity (non-GAAP)	6.62	7.50	8.10	7.82	8.47
Tangible equity to tangible assets (non-GAAP)	7.09	8.03	8.45	7.96	8.51
Tangible common equity to tangible assets (non-GAAP)	4.20	5.34	5.83	5.54	6.16

(1)	Total asset represents assets for continuing operations, as shown on the balance sheet, and includes assets of discontinued operations of $324 million in the first quarter of 2010 and $336 million in the fourth quarter of 2009.

(2)	Goodwill represents goodwill for continuing operations, as shown on the balance sheet, and includes goodwill for discontinued operations of $12.6 million in the first quarter of 2010 and the fourth quarter of 2009.

(3)	Net risk-weighted assets (regulatory) for second quarter 2010 and fourth quarter 2009 were calculated on a combined basis.

			Three Months Ended
Noninterest Income and Noninterest Expense	December 31,	September 30,	June 30,	March 31,	December 31,
(in thousands)	2010	2010	2010	2010	2009

Service charges on deposit accounts	$10,072	$10,609	$9,971	$9,684	$10,826
Trust fees	4,135	3,837	3,836	3,795	4,211
Mortgage and other loan income	3,109	2,590	2,198	2,589	2,556
Brokerage and investment fees	1,264	1,060	1,322	933	1,061
ATM network user fees	1,825	1,864	1,771	1,597	1,631
Bankcard fees	2,325	2,261	2,266	2,007	1,879
Net loss on loans held for sale	(3,069)	(1,441)	(8,405)	(7,702)	(8,724)
Investment securities (losses) gains	(171)	—	8,051	6,016	—
Other income	4,538	5,176	1,272	3,474	834

Total noninterest income	$24,028	$25,956	$22,282	$22,393	$14,274

Salaries and employee benefits	$32,294	$32,740	$31,403	$29,947	$30,012
Occupancy	6,834	6,529	6,139	7,461	6,155
Professional services	2,945	2,737	2,615	2,253	2,991
Equipment	3,355	3,076	2,979	3,072	2,988
Data processing services	4,636	4,702	4,767	4,629	4,772
Advertising and public relations	1,512	1,605	2,116	1,297	1,551
Postage and delivery	1,075	1,187	1,295	1,014	1,286
Other loan expenses	5,431	4,355	4,551	5,974	5,631
Losses on other real estate (ORE)	930	1,967	3,778	6,763	8,089
ORE expenses	1,653	1,327	800	1,190	1,281
Intangible asset amortization	851	908	1,034	1,130	1,173
Other expense	15,718	13,607	15,533	13,373	15,440

Total noninterest expense	$77,234	$74,740	$77,010	$78,103	$81,369

			Three Months Ended
	December 31, 2010		September 30, 2010		December 31, 2009
Average Balances, Yields and Rates	Average	Average	Average	Average	Average	Average
(in thousands)	Balance	Rate	Balance	Rate	Balance	Rate

Earning Assets
Money market investments	$512,068	0.25%	$560,792	0.25%	$583,586	0.25%
Investment securities:
Taxable	2,076,584	3.39	1,911,268	3.78	1,562,019	4.44
Tax-exempt	300,838	6.76	321,256	6.73	551,140	6.59
FHLB and Federal Reserve stock	150,871	2.67	157,304	1.86	155,084	1.93
Portfolio loans:
Commercial and industrial	1,583,285	4.67	1,685,249	4.70	1,973,499	4.88
Commercial real estate	2,422,033	5.31	2,595,787	5.34	2,882,787	5.24
Residential mortgage	778,572	4.90	839,455	4.89	1,045,893	4.73
Direct consumer	1,068,615	6.11	1,112,768	6.03	1,246,596	6.04
Indirect consumer	829,969	6.84	825,885	6.82	815,261	6.81

Total portfolio loans	6,682,474	5.43	7,059,144	5.42	7,964,036	5.37
Loans held for sale	45,993	7.72	55,054	2.14	58,611	3.78

Total earning assets	9,768,828	4.73	10,064,818	4.79	10,874,476	4.97
Nonearning Assets
Cash and due from banks	146,433		154,119		152,384
Premises and equipment	105,509		106,503		111,808
Investment security fair value adjustment	63,711		65,693		47,741
Other nonearning assets	707,579		733,974		766,842
Assets of discontinued operations	—		—		349,377
Allowance for loan losses	(323,742)		(321,865)		(336,763)

Total assets	$10,468,318		$10,803,242		$11,965,865

Interest-Bearing Liabilities
Deposits:
Interest-bearing demand deposits	$941,221	0.24	$975,588	0.26	$1,022,155	0.38
Savings deposits	2,629,442	0.49	2,591,083	0.63	2,468,012	0.70
Time deposits	3,035,501	2.06	3,318,137	2.24	3,604,488	2.94
Short-term borrowings	41,591	0.18	36,888	0.22	46,097	0.29
Long-term debt	1,159,760	4.34	1,202,901	4.51	1,607,566	4.47

Total interest-bearing liabilities	7,807,515	1.64	8,124,597	1.82	8,748,318	2.28
Noninterest-Bearing Liabilities and Shareholders’ Equity
Noninterest-bearing deposits	1,358,685		1,312,957		1,258,832
Other liabilities	156,920		150,601		143,348
Liabilities of discontinued operations	—		—		422,882
Shareholders’ equity	1,145,198		1,215,087		1,392,485

Total liabilities and shareholders’ equity	$10,468,318		$10,803,242		$11,965,865

Interest Spread		3.09		2.97		2.69
Contribution of noninterest bearing sources of funds		0.33		0.35		0.44

Net Interest Margin		3.42%		3.32%		3.13%

		Twelve Months Ended
		December 31,
	2010		2009
Average Balances, Yields and Rates	Average	Average	Average	Average
(in thousands)	Balance	Rate	Balance	Rate

Earning Assets
Money market investments	$605,217	0.25%	$502,584	0.25%
Investment securities
Taxable	1,901,195	3.82	1,571,960	4.69
Tax-exempt	366,044	6.74	585,036	6.59
FHLB and Federal Reserve stock	154,959	2.44	152,762	2.76
Portfolio loans:
Commercial and industrial	1,728,712	4.80	2,183,525	4.70
Commercial real estate	2,631,901	5.30	2,905,011	5.30
Residential mortgage	867,500	5.06	1,135,289	5.03
Direct consumer	1,133,691	6.07	1,313,718	6.06
Indirect consumer	813,845	6.84	811,844	6.79

Total portfolio loans	7,175,649	5.44	8,349,387	5.37
Loans held for sale	69,705	2.76	75,485	3.61

Total earning assets	10,272,769	4.82	11,237,214	5.06
Nonearning Assets
Cash and due from banks	163,203		158,568
Premises and equipment	107,382		114,667
Investment security fair value adjustment	54,451		19,725
Other nonearning assets	725,101		900,810
Assets of discontinued operations	108,615		356,141
Allowance for loan losses	(325,844)		(304,016)

Total assets	$11,105,677		$12,483,109

Interest-Bearing Liabilities
Deposits:
Interest-bearing demand deposits	$1,008,871	0.27	$929,152	0.43
Savings deposits	2,561,596	0.62	2,521,100	0.78
Time deposits	3,405,281	2.35	3,867,946	3.31
Short-term borrowings	36,744	0.22	51,291	0.38
Long-term debt	1,280,839	4.43	1,904,455	4.79

Total interest-bearing liabilities	8,293,331	1.87	9,273,944	2.62
Noninterest-Bearing Liabilities and Shareholders’ Equity
Noninterest-bearing deposits	1,306,881		1,191,478
Other liabilities	146,669		155,401
Liabilities of discontinued operations	128,851		417,553
Shareholders’ equity	1,229,945		1,444,733

Total liabilities and shareholders’ equity	$11,105,677		$12,483,109

Interest Spread		2.95%		2.44%
Contribution of noninterest bearing sources of funds		0.36		0.46

Net Interest Margin		3.31%		2.90%

		Three Months Ended
Summary of Loan Loss Experience	December 31,	September 30,	June 30,	March 31,	December 31,
(in thousands)	2010	2010	2010	2010	2009

Allowance for loan losses — beginning of period	$324,046	$321,841	$322,377	$338,940	$336,270

Provision for loan losses	131,296	89,617	70,614	101,355	84,007

Charge-offs:
Commercial and industrial	24,634	6,083	10,943	12,356	23,103
Small business	2,747	2,061	1,398	1,169	1,640
Commercial real estate	119,986	45,910	51,183	15,976	41,096

Total commercial	147,367	54,054	63,524	29,501	65,839
Residential mortgage	6,141	23,353	705	80,729	6,031
Direct consumer	7,701	10,256	5,907	7,528	6,502
Indirect consumer	3,647	2,808	4,028	3,813	6,873

Total charge-offs	164,856	90,471	74,164	121,571	85,245

Recoveries:
Commercial and industrial	1,017	1,321	899	623	1,887
Small business	309	89	38	46	345
Commercial real estate	2,813	579	829	1,319	656

Total commercial	4,139	1,989	1,766	1,988	2,888
Residential mortgage	42	15	80	583	21
Direct consumer	587	452	386	453	409
Indirect consumer	777	603	782	629	590

Total recoveries	5,545	3,059	3,014	3,653	3,908

Net charge-offs	159,311	87,412	71,150	117,918	81,337

Allowance for loan losses — end of period	$296,031	$324,046	$321,841	$322,377	$338,940

Reserve for loan commitments — end of period	$1,933	$1,933	$2,522	$2,624	$3,118